Exhibit 5.2

650 Town Center Drive, 20th Floor Costa Mesa, California 92626-1925 Tel: (714) 540-1235 Fax: (714) 755-8290 www.lw.com FIRM / AFFILIATE OFFICES
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March 11, 2005	Hong Kong	San Diego
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Realty Income Corporation 220 West Crest Street Escondido, California 92025	Moscow	Tokyo Washington, D.C.

Re: Registration Statement No. 333-113032; $100,000,000
Aggregate Principal Amount of 5 7/8% Senior Debentures due 2035

Ladies and Gentlemen:

                We have acted as special counsel to you in connection with the issuance of $100,000,000 aggregate principal amount of 5 7/8% Senior Debentures due 2035  (the “Securities”), pursuant to a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “1933 Act”), filed with the Securities and Exchange Commission (the “Commission”) on February 24, 2004 (File No. 333-113032), as amended by Amendment No. 1 filed with the Commission on March 11, 2004 (as so amended, the “Registration Statement”) and a prospectus supplement dated March 8, 2005 and a related prospectus dated March 23, 2004 (collectively the “Prospectus”).  Except as otherwise expressly indicated, the terms Registration Statement and Prospectus shall include all documents incorporated by reference therein.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter, except where a specified fact confirmation procedure is stated to have been performed (in which case we have with your consent performed the stated procedure), and except where a statement is qualified as to knowledge or awareness (in which case we have with your consent made no or limited inquiry as specified below).  In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.  As to facts material to the opinions, statements and assumptions expressed herein, we have, with your consent, relied upon oral or written statements and representations of officers and other representatives of the Company and others.  In addition, we have obtained and relied upon such certificates and assurances from public officials as we have deemed necessary.  We have not independently verified such factual matters.

Whenever a statement herein is qualified as to knowledge, awareness, or a similar phrase, it is intended to indicate that those attorneys in the firm who have rendered legal services in connection with the transaction referenced above do not have current actual knowledge of the inaccuracy of such statement.  However, except as otherwise expressly indicated, we have not undertaken any independent investigation to determine the accuracy of any such statement.

We are opining herein as to the effect on the subject transaction only of the federal laws of the United States, the internal laws of the States of New York and California, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state.  Various issues concerning Maryland law are addressed in the opinion of Venable LLP, which has been separately provided to you, and we express no opinion with respect to those matters.

Capitalized terms used herein without definition have the meanings assigned to them in the Purchase Agreement.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

1.             Assuming the due authorization, execution and delivery of the Indenture by the Company under the laws of the State of Maryland and the due authorization, execution and delivery of the Indenture by the Trustee, the Indenture is the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

2.             Assuming the due authorization and execution of the Securities by the Company under the laws of the State of Maryland, the Securities, when authenticated by the Trustee in the manner provided in the Indenture (assuming the due authorization, execution and delivery of the Indenture by the Trustee) and delivered against payment of the purchase price therefor specified in the Purchase Agreement, the Securities will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinions rendered in the foregoing paragraphs relating to the enforceability of the Indenture and the Securities, respectively, are subject to the following exceptions, limitations and qualifications:  (i) the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which any proceeding therefor may be brought; (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; (iv) we express no opinion concerning the enforceability of the waiver of rights or defenses contained in the Indenture; and (v) we express no opinion with respect to whether acceleration of the Securities may affect the collectibility of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon.

We have not been requested to express and, with your consent, do not render any opinion as to the applicability to the obligations of the Company under the Indenture and the Securities of

Section 548 of the United States Bankruptcy Code or applicable state law (including, without limitation, Article 10 of the New York Debtor and Creditor Law) relating to fraudulent transfers and obligations.

                With your consent, we have assumed for purposes of this opinion that (i) the Company has been duly incorporated and is validly existing and in good standing as a corporation under the laws of the State of Maryland, and has the corporate power and authority to enter into and consummate the transactions contemplated by the Purchase Agreement and Indenture; (ii) the Securities have been duly authorized for issuance by all necessary corporate action by the Company and the execution, delivery and performance of the Purchase Agreement and Indenture have been duly authorized by all necessary corporate action by the Company; (iii) the Purchase Agreement and Indenture have been duly executed and delivered by the Company; (iv) the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (v) the Trustee is duly qualified to engage in the activities contemplated by the Indenture; (vi) the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes a legally valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms; (vii) the Trustee is in compliance, generally and with respect to acting as trustee under the Indenture, with all applicable laws and regulations; and (viii) the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

                We consent to your filing this opinion as an exhibit to a current report on Form 8-K and to the reference to our firm in the prospectus supplement dated March 8, 2005 contained under the heading “Legal Matters.”

Very truly yours,

LATHAM & WATKINS LLP